Exhibit 23.2
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (the “Registration Statement”) of our reports dated May 10, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in Premier Exhibitions, Inc.’s Annual Report on Form 10-K for the fiscal year ended February 28, 2007. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement and related prospectus.
/s/ Kempisty & Company, CPAs, P.C.
Kempisty & Company,
Certified Public Accountants, P.C.
February 12, 2008
New York, New York